Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

UNITED STATES PUBLIC SECTOR BUSINESS

Index to Combined Financial Statements	Page

Report of Independent Registered Public Accounting Firm	2
Combined Statements of Operations for the Fiscal Year Ended March 31, 2018, Five Months Ended March 31, 2017 and the Fiscal Years Ended October 31, 2016 and October 31, 2015	3
Combined Balance Sheets as of March 31, 2018 and March 31, 2017	4
Combined Statements of Cash Flows for the Fiscal Year Ended March 31, 2018, Five Months Ended March 31, 2017 and the Fiscal Years Ended October 31, 2016 and October 31, 2015	5
Combined Statements of Changes in Equity for the Fiscal Year Ended March 31, 2018, Five Months Ended March 31, 2017 and the Fiscal Years Ended October 31, 2016 and October 31, 2015	6

Notes to Combined Financial Statements
Note 1 - Overview and Summary of Significant Accounting Policies	7
Note 2 - Acquisition	15
Note 3 - Sales of Receivables	17
Note 4 - Restructuring	18
Note 5 - Retirement and Post-Retirement Benefit Plans	20
Note 6 - Stock Based Compensation	21
Note 7 - Income Taxes	24
Note 8 - Balance Sheet Details	28
Note 9 - Intangible Assets	29
Note 10 - Goodwill	30
Note 11 - Capital Lease Obligations	30
Note 12 - Related Party Transactions and Parent Company Investment	30
Note 13 - Litigation and Contingencies	31
Note 14 - Guarantees and Indemnifications	33
Note 15 - Commitments	33
Note 16 - Subsequent Events	33
Note 17 - Segment Reporting	35

All financial statement schedules have been omitted since they are either not required, not applicable, or the required information is shown in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Perspecta Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the United States Public Sector Business (the "Company") (formerly the U.S. Public Sector Business of DXC Technology Company) as of March 31, 2018 and March 31, 2017, the related combined statements of operations, cash flows, and changes in equity for the fiscal year ended March 31, 2018, the five-month period from November 1, 2016 to March 31, 2017 and for each of the two fiscal years ended October 31, 2016 and 2015, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for the fiscal year ended March 31, 2018, five-month period from November 1, 2016 to March 31, 2017 and for each of the two fiscal years in the period ended October 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter
As discussed in Note 1 to the financial statements, DXC Technology Company (“DXC”) acquired the Company through the merger of Computer Sciences Corporation and the Enterprise Services Business of Hewlett Packard Enterprise Company (“HPE”) on April 1, 2017. These combined financial statements of the Company were derived from the consolidated and combined financial statements and accounting records of DXC for the fiscal year ended March 31, 2018 and HPE for the five-month period from November 1, 2016 to March 31, 2017 and for each of the two fiscal years ended October 31, 2016 and 2015 as if the Company were operated on a standalone basis during the periods presented. The combined statements of operations of the Company reflect allocations of general corporate expenses of DXC and HPE. These allocations may not reflect the expense the Company would have incurred as a standalone company for the periods presented.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 29, 2018 (November 14, 2018 as to the change in reportable segments described in Note 1)

We have served as the Company’s auditor since 2017.

UNITED STATES PUBLIC SECTOR BUSINESS
COMBINED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015

Revenues	$2,819	$1,073	$2,732	$2,585
Costs of services (excludes depreciation and amortization and restructuring costs)	2,155	820	2,086	2,101
Selling, general and administrative (excludes depreciation and amortization and restructuring costs)	182	77	207	242
Depreciation and amortization	167	73	225	214
Restructuring costs	14	—	20	22
Separation costs	90	34	34	28
Interest expense	12	10	36	33
Interest income	—	—	(5)	(4)
Total costs and expenses	2,620	1,014	2,603	2,636

Income (loss) before taxes	199	59	129	(51)
Income tax (benefit) expense	(9)	23	49	(22)
Net income (loss)	$208	$36	$80	$(29)

The accompanying notes are an integral part of these combined financial statements.

UNITED STATES PUBLIC SECTOR BUSINESS
COMBINED BALANCE SHEETS

	Successor	Predecessor
	As of	As of
(in millions)	March 31, 2018	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Receivables, net of allowance for doubtful accounts of $0 and $0	354	391
Prepaid expenses	74	98
Deferred contract costs	21	22
Total current assets	449	511

Intangible assets, net of accumulated amortization of $98 and $60	897	27
Goodwill	2,022	—
Deferred income taxes, net	—	40
Property and equipment, net of accumulated depreciation of $66 and $373	290	469
Other assets	21	26
Total assets	$3,679	$1,073

LIABILITIES and EQUITY
Current liabilities:
Current capital lease liability	$160	$139
Accounts payable	195	107
Accrued payroll and related costs	17	12
Accrued expenses and other current liabilities	180	132
Deferred revenue and advance contract payments	53	76
Total current liabilities	605	466

Non-current capital lease liability	144	155
Non-current deferred revenue	7	22
Non-current deferred tax liabilities	176	—
Other long-term liabilities	18	14
Total liabilities	950	657

Commitments and contingencies

Equity:
Parent company investment	2,729	416
Total equity	2,729	416
Total liabilities and equity	$3,679	$1,073

The accompanying notes are an integral part of these combined financial statements.

UNITED STATES PUBLIC SECTOR BUSINESS
COMBINED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Cash flows from operating activities:
Net income (loss)	$208	$36	$80	$(29)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	167	73	225	214
Stock-based compensation	6	7	20	23
Restructuring charges	14	—	20	22
Deferred taxes	(28)	38	(14)	(36)
Other non-cash charges	—	(1)	(3)	6
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in receivables	49	32	179	(57)
Decrease (increase) in prepaid expenses and other current assets	20	40	79	(86)
Increase (decrease) in accounts payable and accruals	113	(125)	—	(41)
(Decrease) increase in deferred revenue and advanced contract payments	(11)	(43)	(70)	108
Decrease in accrued restructuring	(8)	(5)	(21)	(24)
Net cash provided by operating activities	530	52	495	100

Cash flows from investing activities:
Purchases of property, equipment and software	(18)	(2)	(14)	(8)
Payments for outsourcing contract costs	(16)	(8)	(7)	(10)
Net cash used in investing activities	(34)	(10)	(21)	(18)

Cash flows from financing activities:
Payments on lease liability	(157)	(65)	(160)	(147)
Transfers (to) from Parent, net	(339)	23	(314)	65
Net cash used in financing activities	(496)	(42)	(474)	(82)
Net increase (decrease) in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—	$—
Supplemental cash flow disclosures:
Income taxes paid (refunded), net	$19	$(15)	$63	$14
Interest paid in relation to capital lease obligations	$11	$10	$31	$29
Supplemental schedule of non cash investing and financing activities:
Property and equipment acquired through capital leases	$156	$10	$170	$162

The accompanying notes are an integral part of these combined financial statements.

UNITED STATES PUBLIC SECTOR BUSINESS
COMBINED STATEMENTS OF CHANGES IN EQUITY

(in millions)	Parent Company Investment	Total Equity
Predecessor:
Balance at October 31, 2014	$539	$539
Net loss	(29)	(29)
Transfers from Parent, net	45	45
Balance at October 31, 2015	555	555
Net income	80	80
Transfers to Parent, net	(297)	(297)
Balance at October 31, 2016	338	338
Net income	36	36
Transfers from Parent, net	42	42
Balance at March 31, 2017	$416	$416

(in millions)	Parent Company Investment	Total Equity
Successor:
Balance at March 31, 2017	$416	$416
Effects of purchase accounting	2,434	2,434
Net income	208	208
Transfers to Parent, net	(329)	(329)
Balance at March 31, 2018	$2,729	$2,729

The accompanying notes are an integral part of these combined financial statements.

UNITED STATES PUBLIC SECTOR BUSINESS
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 - Overview and Summary of Significant Accounting Policies

Background

The accompanying combined financial statements and notes present the combined results of operations, financial position, and cash flows of the United States Public Sector business (“USPS”) of DXC Technology Company (“DXC”). As used in these notes, the “Company,” “we,” “us,” and “our” refer to USPS from April 1, 2017 through May 30, 2018 and Perspecta Inc. (“Perspecta”) as of May 31, 2018.

USPS delivers technology services and business solutions to all levels of government in the United States. USPS helps clients to address their key objectives of: (1) transforming and modernizing through innovation, (2) enhancing security and privacy, (3) improving efficiency and effectiveness, (4) reducing and optimizing costs, and (5) becoming more agile, flexible, and resilient. USPS aims to be a transformation partner that can maximize technology’s potential to create the solutions that matter most to its government clients. USPS supports various accounts at the U.S. federal, state, and local government levels.

On April 1, 2017, DXC was formed through the strategic combination of Computer Sciences Corporation (“CSC”) with the Enterprise Services business unit (“HPES”) of Hewlett Packard Enterprise Company (“HPE”) (the "HPES Merger"), and USPS, which was a part of the HPES business unit of HPE, became a business unit of DXC. Previously, on November 1, 2015, HPE was spun-off from Hewlett-Packard Company, now called HP Inc. (“HPI”). Accordingly, the term “Parent” refers to HPI for periods prior to October 31, 2015, to HPE for between November 1, 2015 and March 31, 2017 and to DXC for periods from April 1, 2017 onward.

On October 11, 2017, DXC announced its proposed spin-off (the "Spin-Off") of USPS and combination of USPS with Vencore Holding Corp. ("Vencore HC") and KGS Holding Corp. ("KGS HC") pursuant to an agreement and plan of merger dated October 11, 2017 (the “Merger Agreement”). On March 8, 2018, it was announced that the new entity would be called Perspecta.

On May 31, 2018, DXC completed the Spin-Off of USPS. To effect the Spin-Off, DXC distributed all of the shares of Perspecta common stock on a pro rata basis to the record holders of DXC common stock (the “Distribution”). Following the Spin-Off, on May 31, 2018, and pursuant to the Merger Agreement, Perspecta completed the following transactions:

•	Ultra KMS Inc., a wholly-owned subsidiary of Perspecta, merged with and into KGS HC (the “KeyPoint Merger”), with KGS HC surviving the KeyPoint Merger;

•
concurrently with the KeyPoint Merger, Ultra First VMS Inc., another wholly-owned subsidiary of Perspecta, merged with and into Vencore HC (the “First Vencore Merger”), with Vencore HC surviving the First Vencore Merger; and

•
immediately following the KeyPoint Merger and First Vencore Merger, Vencore HC merged with and into Ultra Second VMS LLC (the “Second Vencore Merger” and, together with the KeyPoint Merger and the First Vencore Merger, the “Mergers”), with Ultra Second VMS LLC surviving the Second Vencore Merger.

As a result of these transactions, the businesses owned by Vencore HC and KGS HC became wholly-owned by Perspecta.

As consideration for the Mergers, Perspecta paid affiliates of Veritas Capital Fund Management L.L.C. ("Veritas Capital") $400 million in cash and approximately 14% of the total number of shares of Perspecta common stock outstanding immediately after the Mergers (on a fully diluted basis, excluding certain unvested equity incentive awards).

Perspecta’s Amendment No. 3 to the Registration Statement on Form 10 (the "Registration Statement"), filed with the Securities and Exchange Commission (“SEC”) on April 30, 2018, was declared effective on May 2, 2018. Perspecta’s common stock began regular-way trading on the New York Stock Exchange on June 1, 2018 under the ticker symbol “PRSP”.

Basis of Presentation

These combined financial statements of USPS were derived from the consolidated combined financial statements and accounting records of Parent as if USPS were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). USPS historically reported its results based on a fiscal year ending on October 31 and upon the formation of DXC, the Company began reporting its results based on a fiscal year ended March 31. The combined financial statements of USPS for the annual periods ending October 31, 2015 and 2016, for the five-month period ended March 31, 2017 do not give effect to purchase price allocation adjustments associated with the HPES Merger (as defined in Note 2 - "Acquisition"). These adjustments are reflected in the successor period results for USPS for the annual period ending March 31, 2018, therefore, the successor period results for USPS are not comparable to the predecessor period results.

The combined statements of operations of USPS reflect allocations of general corporate expenses from its Parent including, but not limited to, executive management, finance, legal, information technology ("IT"), employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Management of USPS and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, USPS. The allocations may not, however, reflect the expense USPS would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if USPS had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as IT and infrastructure.

The combined balance sheets of USPS include Parent assets and liabilities that are specifically identifiable or otherwise attributable to USPS, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has not been assigned to USPS for any of the periods presented because those cash balances are not directly attributable to USPS. USPS reflects transfers of cash to and from Parent’s cash management system as a component of Parent company investment on the combined balance sheets. Parent’s receivables sales facility and long-term debt, other than capital lease obligations, have not been attributed to USPS for any of the periods presented because Parent’s borrowings are not the legal obligation of USPS.

Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. USPS’s employees participate in those programs and a portion of the cost of those plans are allocated and included in the combined statement of operations. However, the combined balance sheets do not include any net benefit plan obligations as the pension plans were accounted as multiemployer benefit plans.

In the opinion of management of the Company, the accompanying combined financial statements of USPS contain all adjustments, including normal recurring adjustments, necessary to present fairly USPS’s financial position as of March 31, 2018 and 2017 and its results of operations and cash flows for the fiscal year ending March 31, 2018, the five months ended March 31, 2017, and the fiscal years ending October 31, 2016 and 2015.

Principles of Combination

The combined financial statements include USPS’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of USPS have been eliminated.

Intercompany transactions between USPS and Parent other than leases with HPE’s wholly-owned leasing subsidiary (“HPE Financial Services”) are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows within financing activities and in the combined balance sheets within Parent company investment.

The combined financial statements include the operations of USPS except for certain USPS consulting activities that were historically conducted pursuant to contracts with HPE rather than the Company or one of its subsidiaries. Because those contracts were not novated to USPS until after October 31, 2016, no information regarding USPS’s consulting activities performed pursuant to those contracts has been presented in our results of operations for the fiscal years ending October 31, 2016 and 2015 and only a portion of the revenues associated with USPS’s consulting activities is presented in USPS’s results of operations above for the five-month period ended March 31, 2017. Periods subsequent to March 31, 2017 reflect all these consulting activities in our results of operations.

Business Segment Information

The Company reports separately information about each of its operating segments that engage in business activities from which revenue is recognized and expenses are incurred and for which discrete financial information is available, operating results are regularly reviewed by the Company's chief operating decision maker, who is the chief executive officer. During the period prior to the Spin-Off and Mergers, the Company had identified a single reportable segment that was regularly reviewed by the chief operating officer, who was the Company's chief operating decision maker during that period. Following, and as a result of, the Spin-Off and Mergers and the identification of a new chief operating decision maker, management reevaluated its reportable segments and determined that the information obtained, reviewed and used by the chief operating decision maker to manage the Company’s financial performance is based on two reportable segments rather than one. These segments are aligned with the Company's industry verticals and include:

•	Defense and Intelligence - provides services to the DoD, intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and

•	Civilian and Health Care - provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies.

The segment information for the period prior to the Spin-Off has been recast to reflect the Company's current reportable segments structure. The newly reported segment information does not represent a restatement of the Company's previously reported financial statements for any period, nor do they reflect any subsequent information or events other than as required to reflect the change in segment reporting.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes.

Amounts subject to significant judgment and/or estimates include, but are not limited to, intangible assets, goodwill, fair value, certain deferred costs, valuation allowances on deferred tax assets, loss accruals for litigation, and inputs used for computing stock-based compensation. These estimates are based on management’s best knowledge of historical experience, current events, and various other assumptions that management considers reasonable under the circumstances.

Leases with HPE’s Wholly-Owned Leasing Subsidiary

USPS enters into leasing arrangements with HPE Financial Services, which are cash settled on a recurring basis in accordance with the contractual terms of the leasing arrangements. These leasing arrangements are accounted for as capital leases or operating leases based on the contractual terms of the individual leasing arrangements. Capital lease obligations are presented on the face of the combined balance sheets in current and non-current capital lease liability and principal payments on these obligations are reflected in payments on lease liability within financing activities in the combined statements of cash flows.

Parent Company Investment

Parent company investment in the combined balance sheets and combined statements of equity represents Parent’s historical investment in USPS, the net effect of transactions with and allocations from Parent and USPS’s accumulated earnings.

Revenue Recognition

General

USPS recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable, and collectability is reasonably assured. USPS limits the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations or subject to customer-specified refund or return rights.

In instances when revenue is derived from sales of third-party vendor products or services, USPS records revenue on a gross basis when USPS is a principal to the transaction and on a net basis when USPS is acting as an agent between the customer and the vendor. USPS considers several factors to determine whether it is acting as a principal or an agent, most notably whether USPS is the primary obligor to the customer, has established its own pricing and has inventory and credit risks.

USPS reports revenue net of any taxes collected from customers and to be remitted to government authorities. The collected taxes are recorded as current liabilities until they are remitted to the relevant government authority.

Total revenues by customer type were as follows:

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Year Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
U.S. federal government	$2,584	$980	$2,485	$2,332
State and local government	235	93	247	253
	$2,819	$1,073	$2,732	$2,585

Multiple element arrangements

When a sales arrangement contains multiple elements or deliverables, such as hardware and software products, and/or services, USPS allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE of selling price nor TPE is available. USPS establishes VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. USPS establishes TPE of selling price by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. USPS establishes ESP based on management judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. Consideration is also given to market conditions such as competitor pricing strategies and technology industry life cycles. In most arrangements with multiple elements, USPS allocates the transaction price to the individual units of accounting at inception of the arrangement based on their relative selling price.

USPS evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. A deliverable constitutes a separate unit of accounting when it has standalone value to the customer.

For elements with no standalone value, USPS recognizes revenue consistent with the pattern of the undelivered elements. If the arrangement includes a customer-negotiated refund or return right or other contingency relative to the delivered items, and the delivery and performance of the undelivered items is considered probable and substantially within USPS’s control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price among elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

Services Revenue

USPS recognizes revenue from time and materials contracts, cost-plus-fee contracts and fixed-price contracts, such as consulting arrangements, as work progresses over the contract period on a proportional performance basis, as determined by the percentage of labor costs incurred to date compared to the total estimated labor costs of a contract. USPS recognizes revenue on fixed-price contracts for design and build projects (to design, develop and construct software infrastructure and systems) using the percentage-of-completion method. USPS uses the cost-to-cost method to measure progress toward completion as determined by the percentage of cost incurred to date compared to the total estimated costs of the project. Estimates of total project costs for fixed-price contracts are regularly revised during the life of a contract. Provisions for estimated losses on fixed-priced contracts are recognized in the period when such losses become known. If reasonable and reliable cost estimates for a project cannot be made, USPS uses the completed contract method and recognizes revenue and costs upon service completion. Adjustments due to changes in estimates on fixed-price contracts were not material to USPS’s combined financial statements for the periods presented. For time and material contracts, USPS recognizes revenue as services are rendered and recognizes costs as they are incurred.

USPS generally recognizes outsourcing services revenue in the period when the service is provided and the amount earned is not contingent on the occurrence of any future event. USPS recognizes revenue using an objective measure of output for unit-priced contracts. Revenue for fixed-price outsourcing contracts with periodic billings is recognized on a straight-line basis if the service is provided evenly during the contract term. Provisions for estimated losses on outsourcing arrangements are recognized in the period when such losses become probable and estimable.

Product Revenue

For hardware and software products, USPS recognizes revenue generated from direct sales to end customers when the relevant revenue recognition criteria are satisfied. Product revenue was not material in any of the periods presented, except for fiscal year ending October 31, 2016 when product revenue was approximately 13% of revenue, with a related margin of approximately 16%, primarily as a result of a large product sale on a contract that did not occur in any other period.

Deferred Revenue

USPS records amounts invoiced to customers in excess of revenue recognized as deferred revenue until the revenue recognition criteria are satisfied. Deferred revenue represents cash amounts received in advance for outsourcing startup services work, consulting and integration projects, or product sales.

Stock-Based Compensation

USPS’s employees have historically participated in Parent’s stock-based compensation plans. Stock-based compensation expense is based on the measurement date fair value of the award and is recognized only for those awards expected to meet the service and performance vesting conditions on a straight-line basis over the requisite service period of the award. Stock-based compensation expense is determined at the aggregate grant level for service-based awards and at the individual vesting tranche level for awards with performance and/or market conditions. The forfeiture rate is based on Parent’s historical experience.

Acquisition Accounting and Goodwill

When USPS acquires a controlling financial interest through a business combination, USPS uses the acquisition method of accounting to allocate the purchase consideration to the assets acquired and liabilities assumed, which are recorded at fair value. Any excess of purchase consideration over the fair value of the assets acquired and liabilities assumed is recognized as goodwill.

Acquisition-related costs are recognized separately from the business combination and are expensed as incurred. The results of operations of acquired businesses are included in the combined financial statements from the acquisition date.

The goodwill impairment test initially involves the assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. USPS tests goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, and between annual tests if circumstances change, or if an event occurs, that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A significant amount of judgment is involved in determining whether an event indicating impairment has occurred between annual testing dates. Such indicators include the loss of significant business, significant reductions in U.S. government appropriations or other significant adverse changes in industry or market conditions.

Income Taxes

The Company's operations have historically been included in the tax returns filed by the respective Parent entities of which USPS’s businesses were a part. Income tax expense and other income tax related information contained in these combined financial statements are presented on a separate return basis as if USPS filed its own tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if USPS were a separate taxpayer and a standalone enterprise for the periods presented. Current income tax liabilities are assumed to be settled with Parent on the last day of the reporting period and are relieved through the Parent company investment account and the transfers from (to) Parent, net in the combined statements of cash flows.

USPS recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. USPS records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

USPS records accruals for uncertain tax positions in accordance with Accounting Standards Codification 740 ("ASC 740") on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. USPS makes adjustments to these accruals when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of adjustments for uncertain tax positions, as well as any related interest and penalties.

Accounts Receivable

Receivables consist of amounts billed and currently due from customers, as well as amounts currently due but unbilled. Unbilled receivables include: (1) amounts to be billed in following month in the ordinary course of business; (2) contracts measured under the percentage-of-completion method of accounting; and (3) amounts retained by the customer until the completion of a specified contract, completion of government audit activities or until negotiation of contract modification or claims.

Allowances for uncollectible billed and unbilled receivables are estimated based on a combination of write-off history, aging analysis and any specific and known collectability issues.

Concentrations of Risk

Financial instruments that potentially subject USPS to significant concentrations of credit risk consist principally of receivables from trade customers and financing receivables.

USPS participates in cash management, funding arrangements and risk management programs managed by Parent. USPS performs ongoing credit evaluations of the financial condition of its customers. USPS receivables are primarily with the U.S. government, and thus USPS does not have material credit risk exposure for amounts billed.

Deferred Contract Costs

Included in the combined balance sheets are certain costs related to the performance of the Company’s U.S. government contracts which are required to be recorded under GAAP but are not currently allocable to contracts. These costs are allocated to contracts when they are paid or otherwise agreed. The Company regularly assesses the probability of recovery of these costs. This assessment requires the Company to make assumptions about the extent of cost recovery under its contracts and the amount of future contract activity.

Property and Equipment

Property and equipment, which includes capital lease assets, are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset or the remaining lease term, whichever is shorter. The estimated useful lives of the Company's property and equipment are as follows:

Buildings	Up to 40 years
Computers and related equipment	4 to 5 years
Furniture and other equipment	2 to 15 years
Leasehold improvements	Shorter of lease term or useful life

Intangible Assets

The estimated useful lives for finite-lived intangible assets are shown in the table below:

Software	2 to 10 years
Program assets	Expected program asset life
Outsourcing contract costs	Contract life, excluding option years

Software is amortized predominately using the straight-line method. Costs of outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed on a straight-line basis over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities and can be separated into two principal categories: contract premiums and transition/set-up costs. Contract premiums are amounts paid to customers in excess of the fair value of assets acquired and are amortized as a reduction to revenues. Transition/set-up costs are primarily associated with assuming control over customer IT operations and transforming them consistent with contract specifications. Program intangible assets are amortized in proportion to the estimated undiscounted cash flows projected over the estimated life of the asset or on a straight-line basis if such cash flows cannot be reliably estimated.

Long-Lived Asset Impairment

The Company reviews intangible assets with finite lives and long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of assets based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If the undiscounted future cash flows are less than the carrying amount, the asset is impaired. The Company measures the amount of impairment loss, if any, as the difference between the carrying amount of the asset and its fair value using an income approach or, when available and appropriate, using a market approach.

Loss Contingencies

The Company is involved in various lawsuits, claims, investigations and proceedings that arise in the ordinary course of business. USPS records a liability for contingencies when it believes it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Recently Adopted Accounting Pronouncements

For the fiscal year ending March 31, 2018, no recently adopted accounting pronouncements had a material impact on the Company's combined financial statements.

Recently Issued Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2017-04, "Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which simplifies how an entity is required to test goodwill for impairment. The amendments in ASU No. 2017-04 require goodwill impairment to be measured using the difference between the carrying amount and the fair value of the reporting unit and require the loss recognized to not exceed the total amount of goodwill allocated to that reporting unit. ASU No. 2017-04 should be applied on a prospective basis and is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU No. 2017-14 on its combined financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01 to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017 (year ended March 31, 2019 for the Company), including interim periods within those periods. The Company is currently evaluating the impact of adopting ASU 2017-01 on its combined financial statements and related disclosures.

In October 2016, the FASB amended the existing accounting standards for income taxes. The amendments require the recognition of the income tax consequences for intra-entity transfers of assets other than inventory when the transfer occurs. Under current GAAP, current and deferred income taxes for intra-entity asset transfers are not recognized until the asset has been sold to an outside party. The amendments will be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company is required to adopt the guidance in the first quarter of the fiscal year ending March 31, 2019. Early adoption is permitted. The adoption of the amendments is not expected to have a material impact on the combined financial statements.

In August 2016, the FASB amended the existing accounting standards for the statement of cash flows. The amendments provide guidance on eight classification issues related to the statement of cash flows. USPS is required to adopt the guidance in the first quarter of fiscal 2019. The amendments should be applied retrospectively to all periods presented. For issues that are impracticable to apply retrospectively, the amendments may be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The adoption of the amendments is not expected to have a material impact on the combined financial statements.

In February 2016, the FASB amended the existing accounting standards for leases. The amendments require lessees to record, at lease inception, a lease liability for the obligation to make lease payments and a right-of-use (“ROU”) asset for the right to use the underlying asset for the lease term on their balance sheets. Lessees may elect to not recognize lease liabilities and ROU assets for most leases with terms of 12 months or less. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset will be based on the liability, adjusted for lease prepayments, lease incentives received and the lessee’s initial direct costs. For finance leases, expense will be the sum of interest on the lease obligation and amortization of the ROU asset, resulting in a front-loaded expense pattern. For operating leases, expense will generally be recognized on a straight-line basis over the lease term. The amended lessor accounting model is similar to the current model, updated to align with certain changes to the lessee model and the new revenue standard. The current sale-leaseback guidance, including guidance applicable to real estate, is also replaced with a new model for both lessees and lessors. The Company is required to adopt the guidance in the first quarter of the fiscal year ending March 31, 2020 using a modified retrospective approach. Early adoption is permitted. USPS is currently evaluating the timing and the impact of these amendments on its combined financial statements.

In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments, along with amendments issued in 2015 and 2016, will replace most existing revenue recognition guidance under

GAAP and eliminate industry specific guidance. The core principle of the amendments is that revenue is recognized when the transfer of goods or services to customers occurs in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The guidance also addresses the timing of recognition of certain costs incurred to obtain or fulfill a customer contract. Further, it requires the disclosure of sufficient information to enable readers of USPS’s financial statements to understand the nature, amount, timing and uncertainty of revenues, and cash flows arising from customer contracts, and information regarding significant judgments and changes in judgments made.

The amendments provide two methods of adoption: full retrospective and modified retrospective. Under the full retrospective method, the standard would be applied to all periods presented with previously disclosed periods restated under the new guidance. Under the modified retrospective method, prior periods would not be restated but rather a cumulative catch-up adjustment would be recorded on the adoption date. USPS will adopt this standard in the first quarter of the fiscal year ended March 31, 2019 and expects to adopt using the modified retrospective method.

The Company has performed an initial assessment of the impact of the standard and continues to assess the impact that the guidance will have on accounting policies, processes, systems and internal controls. The Company is currently in the process of implementing the new standard. Based on the implementation efforts to-date, the Company expects the primary accounting impacts to include the following:

•
The Company’s IT and business process outsourcing arrangements comprise a series of distinct services, for which revenue is expected to be recognized as the services are provided in a manner that is generally consistent with current practices.

•
The Company has certain arrangements involving the sale of proprietary software and related services for which vendor-specific objective evidence of fair value may not exist, which resulted in the deferral of revenues. Under the new standard, estimates of standalone selling price will be necessary for all software performance obligations, which may result in the acceleration of revenues.

•
The Company currently does not capitalize commission costs, which will be required in certain cases under the new standard and amortized over the period that services or goods are transferred to the customer. However, USPS is currently assessing the impact of the standard on commission plans of the Company.

The adoption of this standard is not expected to have a material impact on our fiscal year 2019 revenue. The disclosures in our notes to consolidated financial statements related to revenue recognition will be significantly expanded under the new standard, specifically around the quantitative and qualitative information about performance obligations, changes in contract assets and liabilities, and disaggregation of revenue.

Note 2 - Acquisition

On April 1, 2017, CSC, HPE, Everett SpinCo, Inc. (“Everett”), and New Everett Merger Sub Inc., a wholly-owned subsidiary of Everett (“Merger Sub”), completed the strategic combination of CSC with HPES to form DXC (the "HPES Merger”). At the time of the HPES Merger, Everett was renamed DXC, and as a result of the HPES Merger, CSC became a direct wholly owned subsidiary of DXC. The transaction was determined to be a reverse merger and CSC was determined to be the accounting acquirer of DXC. Therefore, for accounting purposes DXC, and in turn USPS, was subject to purchase price allocation adjustments as of April 1, 2017.

The information presented in this note represents allocation of USPS’s purchase price to the assets acquired and liabilities assumed as of the acquisition date, April 1, 2017. The total fair value of consideration transferred for USPS was approximately $2.85 billion. The purchase price was determined based on the enterprise value of USPS estimated as part of the purchase price allocation related to the HPES Merger compared to the total value of all shares issued by DXC.

The allocation of purchase price was completed as of March 31, 2018. The major classes of assets and liabilities to which the purchase price allocated were as follows:

(in millions)	Fair Value
Cash and cash equivalents	$—
Accounts receivable	403
Prepaid expenses	86
Other current assets	22
Total current assets	511
Property and equipment	183
Intangible assets	976
Other assets	28
Total assets acquired	1,698
Current capital lease liability, accounts payable, accrued payroll, accrued expenses, and other current liabilities	418
Deferred revenue	71
Non-current capital lease liability	162
Non-current deferred tax liabilities	204
Other liabilities	15
Total liabilities assumed	870
Net identifiable assets acquired	828
Goodwill	2,022
Total estimated consideration transferred	$2,850

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed. The goodwill is not deductible for tax purposes.

As of the period ended March 31, 2018, the Company made a number of refinements to the April 1, 2017 preliminary purchase price allocation as reported September 30, 2017. These refinements were primarily driven by the Company recording valuation adjustments to certain preliminary estimates of fair values which resulted in an increase in net assets of $5 million. Total assets increased by $10 million, primarily driven by a $70 million increase in intangible assets, and a $9 million increase in current assets, which was partially offset by a $68 million decrease in property and equipment. Liabilities increased by $5 million primarily driven by increases in current capital lease liability, accrued payroll, accrued expenses, and other current liabilities, as well as non-current capital lease liabilities.

Current Assets and Liabilities

The Company valued current assets and liabilities using existing carrying values as an estimate for the fair value of those items at the HPES Merger date due to short term nature of the underlying assets and liabilities.

Property and Equipment

The acquired property and equipment are summarized in the following table:

(in millions)	Amount
Land, buildings, and leasehold improvements	$66
Computers and related equipment	117
Total	$183

The Company estimated the value of acquired property and equipment using predominantly the market method and, in certain cases, the cost method.

Identified Intangible Assets

The acquired identifiable intangible assets are summarized in the following table:

(in millions)	Amount	Estimated Useful Lives (Years)
Software	$72	2-10
Program assets	900	13
Outsourcing contract costs	4	5
Total	$976

The Company estimated the value of program intangible assets using the multi-period excess earnings method. Outsourcing contract costs were fair valued taking into account continuing performance obligation.

Capital Lease Liability

Assumed indebtedness is comprised of capitalized lease liabilities.

Deferred Tax Liabilities

The Company preliminarily recorded deferred tax assets and liabilities based on statutory tax rates in the U.S. jurisdictions of the legal entities where the acquired assets and liabilities are taxed.

Unaudited Pro Forma Results of Operations

The following table provides unaudited supplemental pro-forma results of operations for fiscal 2016.

Predecessor
(in millions)	Fiscal Year Ended October 31, 2016
Revenues	$2,732
Net income	$103

These results have been derived from our historical financial statements and have been prepared to give effect to the HPES Merger, assuming that the HPES Merger occurred on November 1, 2015. The unaudited pro forma information presented is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Merger been consummated at November 1, 2015, nor is it necessarily indicative of future operating results.

Note 3 - Sales of Receivables

Receivables Sales Facility

On July 14, 2017, Enterprise Services LLC, a wholly-owned subsidiary of the Company ("ES LLC"), entered into a Master Accounts Receivable Purchase Agreement (the “Purchase Agreement”) with certain financial institutions (the "Financial Institutions"). The Purchase Agreement established a federal government obligor receivables purchase facility (the “MARPA Facility”). Concurrently, Parent entered into a guaranty made in favor of the Financial Institutions, that guarantees the obligations of the sellers and servicers of receivables under the Purchase Agreement. The guaranty does not cover any credit losses under the receivables. In connection with the previously announced Spin-Off of USPS, Parent entered into certain amendments to the guaranty whereby Parent can request to terminate its guaranty at the time of the separation of USPS from DXC. In accordance with the terms of the Purchase Agreement, on January 23, 2018, the Purchase Agreement was amended to increase the facility limit from $200 million to $300 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions. On May 31, 2018, the Purchase Agreement was amended to increase the facility limit from $300 million to $450 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions.

Under the MARPA Facility, Parent sells USPS's eligible federal government obligor receivables, including both billed and certain unbilled receivables. Parent has no retained interests in the transferred receivables other than collection and administrative functions for the Financial Institutions for a servicing fee. The MARPA Facility has a one-year term, but the Purchase Agreement provides for optional extensions, if agreed to by the Financial Institutions, in each case for an additional six month duration. As part of the amendment on May 31, 2018, the term of the Purchase Agreement was extended through May 31, 2019.

The Company accounts for these receivable transfers as sales and derecognizes the sold receivables from its balance sheets. The fair value of the sold receivables approximated their book value due to their short-term nature. The Company estimated that its servicing fee was at fair value and therefore, no servicing asset or liability related to these services was recognized as of March 31, 2018. Sold receivables are presented as a change in receivables within operating activities in the Statements of Cash Flows.

During the fiscal year ended March 31, 2018, the Company sold $2 billion of billed and unbilled receivables. Collections corresponding to these receivables sales were $2 billion during fiscal 2018. As of March 31, 2018, there was $68 million of cash collected by the Company, but not remitted to the Financial Institutions, which represents restricted cash recorded at the Parent level.

The net effect of these transactions with the parent is reflected in Parent company investment.

Note 4 - Restructuring

USPS records charges associated with Parent-approved restructuring plans to simplify business processes and accelerate innovation. Restructuring charges can include infrastructure charges to vacate facilities and consolidate operations and contract cancellation costs. USPS records restructuring charges based on estimated employee terminations and site closure and consolidation plans. USPS accrues for severance and other employee separation costs under these actions when it is probable that benefits will be paid and the amount is reasonably estimable. The rates used in determining severance accruals are based on existing plans, historical experiences and negotiated settlements.

Summary of Restructuring Plans

Restructuring charges of $14 million, $0 million, $20 million, and $22 million have been recorded by USPS during fiscal 2018, the five months ended March 31, 2017, fiscal 2016 and fiscal 2015, respectively, based on restructuring activities impacting USPS’s employees and infrastructure. Restructuring activities related to USPS’s employees and infrastructure, summarized by plan year, were as follows:

Successor:

	Accrued Restructuring as of March 31, 2017	Costs Expensed, Net of Reversals	Cash Paid	Accrued Restructuring as of March 31, 2018
2018 Plan
Workforce Reductions	$—	$6	$(5)	$1
Facilities Costs	—	8	(2)	6
Total	$—	$14	$(7)	$7

2015 Plan
Workforce Reductions	$1	$—	$(1)	$—
Facilities Costs	—	—	—	—
Total	$1	$—	$(1)	$—

Predecessor:

	Accrued Restructuring as of October 31, 2016	Costs Expensed, Net of Reversals	Cash Paid	Accrued Restructuring as of March 31, 2017
2015 Plan
Workforce Reductions	$5	$—	$(4)	$1
Facilities Costs	—	—	—	—
Total	$5	$—	$(4)	$1

2012 Plan
Workforce Reductions	$1	$—	$(1)	$—
Facilities Costs	—	—	—	—
Total	$1	$—	$(1)	$—

	Accrued Restructuring as of October 31, 2015	Costs Expensed, Net of Reversals	Cash Paid	Accrued Restructuring as of October 31, 2016
2015 Plan
Workforce Reductions	$—	$15	$(10)	$5
Facilities Costs	—	5	(5)	—
Total	$—	$20	$(15)	$5

2012 Plan
Workforce Reductions	$7	$—	$(6)	$1
Facilities Costs	—	—	—	—
Total	$7	$—	$(6)	$1

	Accrued Restructuring as of October 31, 2014	Costs Expensed, Net of Reversals	Cash Paid	Accrued Restructuring as of October 31, 2015
2012 Plan
Workforce Reductions	$5	$22	$(20)	$7
Facilities Costs	—	—	—	—
Total	$5	$22	$(20)	$7

Other Plans
Workforce Reductions	$—	$—	$—	$—
Facilities Costs	4	—	(4)	—
Total	$4	$—	$(4)	$—

Restructuring liability is included in accrued expenses and other current liabilities as well as other long-term liabilities in the combined balance sheet at March 31, 2018 and in accrued expenses and other current liabilities at March 31, 2017.

Fiscal 2018 Restructuring Plan

On June 30, 2017, Parent approved a post-HPES Merger restructuring plan (the "2018 Plan"). The restructuring initiatives are intended to reduce Parent's cost structure and related operating costs, improve its competitiveness, and facilitate the achievement of acceptable and sustainable profitability. The 2018 Plan focuses mainly on optimizing specific aspects of workforce and re-balancing the pyramid structure. Additionally, this plan includes facility restructuring. USPS recognized $14 million in total aggregate charges in connection with the 2018 Plan.

Fiscal 2015 Restructuring Plan

On September 14, 2015, Parent's board of directors approved a restructuring plan (the "2015 Plan") in connection with the spin-off of HPE from HPI, which will be implemented through fiscal 2018. USPS recognized $20 million in total aggregate charges in connection with the 2015 Plan. Restructuring plans initiated by Parent in fiscal 2015 were completed as of December 31, 2017.

Fiscal 2012 Restructuring Plan

On May 23, 2012, Parent adopted a multi-year restructuring plan (the “2012 Plan”) designed to simplify business processes, accelerate innovation and deliver better results for customers, employees and stockholders. USPS recognized $34 million in total aggregate charges in connection with the 2012 Plan. Activities under the 2012 Plan were complete as of March 31, 2017.

Note 5 - Retirement and Post-Retirement Benefit Plans

Defined Benefit Plans

Certain eligible employees, retirees and other former employees of USPS participate in certain U.S. defined benefit pension plans offered by Parent. These plans whose participants included both USPS employees and other employees of Parent are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in the combined balance sheets. The related benefit plan expense has been allocated to USPS based on USPS’s labor costs and allocations of corporate and other shared functional personnel. USPS total net pension benefit cost was $27 million in fiscal 2015, and was included in costs of services and selling, general and administrative expenses in the combined statements of operations. USPS employees did not participate in the defined benefit plans during fiscal 2018, the five months ended March 31, 2017 and fiscal 2016 and therefore no benefit plan expense was recognized during these periods.

In January 2015, Parent offered certain terminated vested participants of the U.S. HP Pension Plan, a Shared plan, a one-time voluntary window during which they could elect to receive their pension benefit as a lump sum payment. As a result, the Parent pension plan trust made lump sum payments to eligible participants who elected to receive their pension benefit under this lump sum program. The defined benefit plan settlement charges of $27 million was included in selling, general and administrative expenses in the combined statement of operations for the year ended October 31, 2015, primarily include settlement expenses and additional net periodic benefit cost resulting from this lump sum program.

Defined Contribution Plans

Parent offers various defined contribution plans for U.S. employees. USPS defined contribution expense was $15 million, $1 million, $3 million and $3 million in fiscal 2018, five months ended March 31, 2017, fiscal 2016 and fiscal 2015, respectively.

Note 6 - Stock Based Compensation

Certain of USPS’s employees participated in stock-based compensation plans sponsored by Parent. Parent’s stock-based compensation plans included incentive compensation plans and an employee stock purchase plan (“ESPP”). All awards granted under the plans are based on Parent’s common shares and, as such, are not reflected in the combined statements of equity. Stock-based compensation expense includes expense attributable to USPS based on the awards and terms previously granted under the incentive compensation plan to USPS’s employees and an allocation of Parent’s corporate and shared functional employee expenses. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that USPS would have experienced as an independent company for the periods presented.

Parent’s Stock-Based Incentive Compensation Plans

Parent’s stock-based incentive compensation plans include equity plans adopted in 2017, 2015, 2004 and 2000, as amended (“Principal Equity Plans”). Stock-based awards granted from the Principal Equity Plans include restricted stock awards, stock options, and performance-based awards. Employees who meet certain employment qualifications are eligible to receive stock-based awards. For equity incentive awards granted by HPE under HPE equity incentive plans to HPES prior to the acquisition, outstanding options (vested and unvested) and unvested restricted stock unit ("RSU") awards were converted upon the acquisition into economically equivalent DXC option and RSU awards, with terms and conditions substantially the same as the terms of such awards prior to the HPES Merger.

Restricted stock awards are non-vested stock awards that may include grants of restricted stock or restricted stock units. Restricted stock awards and cash-settled awards are generally subject to forfeiture if employment terminates prior to the lapse of the restrictions. Such awards generally vest one to three years from the date of grant. During the vesting period, ownership of the restricted stock cannot be transferred. Restricted stock has the same dividend and voting rights as common stock and is considered to be issued and outstanding upon grant. The dividends paid on restricted stock are non-forfeitable. Restricted stock units have forfeitable dividend equivalent rights equal to the dividend paid on common stock. Restricted stock units do not have the voting rights of common stock, and the shares underlying restricted stock units are not considered issued and outstanding upon grant. The fair value of the restricted stock awards is the closing price of Parent’s common stock on the grant date of the award. USPS expenses the fair value of restricted stock awards ratably over the period during which the restrictions lapse.

Stock options granted under the Principal Equity Plans were generally non-qualified stock options, but the Principal Equity Plans permitted certain options granted to qualify as incentive stock options under the U.S. Internal Revenue Code. Stock options generally vest over three to four years from the date of grant. The exercise price of a stock option was equal to the closing price of Parent’s stock on the option grant date. The majority of stock options issued by Parent contained only service vesting conditions. However, starting in fiscal 2011, Parent began granting performance-contingent stock options that vest only on the satisfaction of both service and market conditions prior to the expiration of those awards.

Stock-Based Compensation Expense

Stock based compensation expense and the resulting tax benefits recognized by USPS were as follows:

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Share-based compensation expense	$6	$7	$20	$23
Income tax benefit	2	3	8	9
Stock-based compensation expense, net of tax	$4	$4	$12	$14

In May 2016, in connection with the announcement of the spin-off of HPES, Parent modified its stock-based compensation program such that unvested equity awards outstanding on May 24, 2016 vested upon the earlier of: (i) the termination of an employee’s employment with HPE as a direct result of an announced sale, divestiture or spin-off of a subsidiary, division or other business; (ii) the termination of an employee’s employment with HPE without cause; or (iii) June 1, 2018. This modification also included changes to the performance and market conditions of certain performance-based awards.

Cash received from option exercises and purchases under Parent’s ESPP by USPS employees was $3 million, $4 million and $4 million in fiscal 2018, fiscal 2016 and fiscal 2015, respectively. There was no cash received from option exercises and purchases under Parent’s ESPP by USPS employees for the five months ended March 31, 2017. The net effect of this transaction is reflected within Parent company investment in the combined statements of cash flows.

Restricted Stock Awards

A summary of restricted stock awards activity for restricted stock held by USPS employees under former Parent’s plans is as follows:

	Successor		Predecessor
	Fiscal Year Ended		Five Months Ended		Fiscal Years Ended
	March 31, 2018		March 31, 2017		October 31, 2016		October 31, 2015
(in thousands)	Shares	Weighted Average Grant Date Fair Value per Share	Shares	Weighted Average Grant Date Fair Value per Share	Shares	Weighted Average Grant Date Fair Value per Share	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at beginning of year (1)	—	$—	2,364	$15	1,145	$15	1,071	$22
Converted from former Parent's plan (1)	—	—	—	—	914	15	—	—
Employee transition (2)	42	35	—	—	—	—	—	—
HPE RSUs converted to DXC RSUs due to HPES Merger	1	69	—	—	—	—	—	—
Options converted to RSUs due to HPES Merger	6	30	—	—	—	—	—	—
Granted	52	84	766	18	555	15	529	37
Vested	(14)	39	(1,455)	17	(181)	15	(435)	39
Forfeited	(5)	34	(1,675)	15	(69)	15	(20)	32
Outstanding at end of Year	82		—		2,364	15	1,145	23

(1) In connection with HPE’s November 1, 2015 separation from HPI, USPS employees with outstanding former Parent restricted stock awards received HPE replacement restricted stock awards upon the separation.
(2) The Employee transition amounts consist of Option activity for employees transitioning between DXC and USPS.

The total grant date fair value of restricted stock awards vested for USPS employees for fiscal 2018, the five months ended March 31, 2017, fiscal 2016 and fiscal 2015 was $3 million, $15 million, $2 million and $12 million, respectively, net of taxes.

Stock-Options

Parent utilizes the Black-Scholes-Merton option pricing model to estimate the fair value of stock options subject to service-based vesting conditions. Parent estimates the fair value of stock options subject to performance-contingent vesting conditions using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. The weighted-average fair value and the assumptions used to measure fair value were as follows:

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Year Ended
	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Weighted-average fair value (1)	$—	$4	$4	$8
Expected volatility (2)	—%	31.1%	31.1%	26.8%
Risk-free interest rate (3)	—%	1.7%	1.7%	1.7%
Expected dividend yield (4)	—%	1.5%	1.5%	1.8%
Expected term in years (5)	—	5.4	5.4	5.9

(1) The weighted-average fair value was based on stock options granted during the period. No options were granted in fiscal 2018.
(2) For options granted in the five months ended March 31, 2017 and fiscal 2016, expected volatility was estimated using average historical volatility of selected peer companies. For options granted in fiscal 2015, expected volatility was estimated using the implied volatility derived from options traded on Hewlett-Packard Company’s common stock.
(3) The risk-free interest rate was estimated based on the yield on U.S. Treasury zero-coupon issues.
(4) The expected dividend yield represents a constant dividend yield applied for the duration of the expected term of the option.
(5) For options granted in the five months ended March 31, 2017 and fiscal 2016 subject to service-based vesting, the expected term was estimated using the simplified method detailed in SEC Staff Accounting Bulletin No. 110, since it was HPE’s first fiscal year as a separate stand-alone company. For options granted in fiscal 2015 subject to service-based vesting, the expected term was estimated using historical exercise and post-vesting termination patterns. For performance-contingent stock options, the expected term represents an output from the lattice model.

A summary of stock option activity for stock options held by USPS employees under Parent’s plans is as follows:

	Successor				Predecessor
	Fiscal Year Ended				Five Months Ended
	March 31, 2018				March 31, 2017
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
	(thousands)		(in years)	(in millions)	(thousands)		(in years)	(in millions)
Outstanding at beginning of year (1)	—	$—			791	$15
Converted from former Parent's plan (1)	—	—			—	—
Employee transition (2)	39	40			—	—
HPE options converted to DXC options due to HPES Merger	190	46			—	—
CSC Options converted to RSUs due to HPES Merger	(15)	46			—	—
Granted	—	—			—	—
Vested	(66)	45			(113)	15
Forfeited/cancelled employee transitions	—	—			(678)	16
Outstanding at end of year	148	45	3	$8	—	—		$—
Vested and expected to vest at end of year	148	45	3	$8	—	—		$—
Exercisable at end of year	148	45	3	$8	—	—		$—

	Predecessor
	Fiscal Year Ended				Fiscal Year Ended
	October 31, 2016				October 31, 2015
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
	(thousands)		(in years)	(in millions)	(thousands)		(in years)	(in millions)
Outstanding at beginning of year (1)	359	$15			497	$25
Converted from former Parent's plan (1)	287	15			—
Granted	328	17			67	37
Vested	(181)	16			(121)	35
Forfeited/canceled employee transitions	(2)	25			(84)	12
Outstanding at end of Year	791	16	5	$4	359	28	5	$1
Vested and Expected to vest at end of year	744	16	5	$4	351	27	5	$1
Exercisable at end of year	416	15	4	$2	285	26	4	$1

(1)
In connection with HPE’s November 1, 2015 separation from Hewlett-Packard Company, USPS employees with outstanding former Parent stock options received HPE replacement stock options upon the separation.

(2)	The Employee transition amounts consist of Option activity for employees transitioning between DXC and USPS.

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that USPS employee option holders would have realized had all USPS employee option holders exercised their options on the last trading day of fiscal 2018, fiscal 2016 and fiscal 2015. The aggregate intrinsic value is the difference between Parent’s closing stock price on the last trading day of the fiscal year and the exercise price, multiplied by the number of in-the-money options. The total intrinsic value of options exercised by USPS employees in fiscal 2018, for the five months ended March 31, 2017 and in fiscal 2016 and fiscal 2015 was $3 million, $1 million, $2 million and $2 million, respectively. There were no options granted to USPS employees in fiscal 2018.

Note 7 - Income Taxes

USPS’s provision for income taxes and deferred tax balances have been calculated on a separate return basis as if USPS filed its own tax returns, although its operations have been included in Parent’s U.S. federal and state tax returns. USPS had no income (loss) from entities domiciled outside of the U.S. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if USPS were a separate taxpayer and a standalone enterprise for the periods presented.

Provision for Taxes

On December 22, 2017, the President of the United States signed into law comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes significant changes to the Internal Revenue Code of 1986 with varying effective dates. The Tax Act reduces the maximum corporate income tax rate to 21% effective as of January 1, 2018, broadens the tax base, creates a new limitation on the deductibility of interest expense, limits the deductibility of certain executive compensation, and allows for immediate capital expensing of certain qualified property. As a fiscal year taxpayer, the Company will not be subject to many of the tax law provisions until fiscal year 2019; however, GAAP requires companies to revalue their deferred tax assets and liabilities with resulting tax effects accounted for in the reporting period of enactment including retroactive effects. Section 15 of the Internal Revenue Code stipulates that the Company’s fiscal year ending March 31, 2018, will have an estimated blended corporate U.S. federal income tax rate of 31.5%, which is based on the applicable tax rates before and after the effective date of the Tax Act and the number of days in the Company’s federal tax year ending on October 31, 2017.

The SEC staff issued Staff Accounting Bulletin 118 ("SAB 118"), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740 “Income Taxes.” In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.

Based on a preliminary assessment of the Tax Act, the Company believes that the most significant impact on the Company’s financial statements are as follows:

Reduction of U.S. federal corporate income tax rate: As discussed above, the Tax Act reduces the corporate tax rate to 21%, effective January 1, 2018. For certain deferred tax assets and liabilities, the Company has recorded a provisional deferred income tax benefit of $86 million, resulting in a $86 million decrease in net deferred tax liabilities as of March 31, 2018. While the Company is able to make a reasonable estimate of the impact of the reduction in corporate tax rate, the amount will be impacted by changes in estimated deferred tax balances prior to and after December 22, 2017 for fiscal year March 31, 2018. Due to the Company’s federal tax year ending October 31, 2018 the Company is required to determine the reversal period of the deferred tax assets and liabilities recorded as of March 31, 2018 to finalize the estimate of the rate reduction. The Company has estimated the reversal based on expected changes in the deferred tax balances. The estimate will be finalized prior to the end of the measurement period when the reversal of the deferred tax assets and liabilities is known.

Capital expensing: For the period ending December 31, 2017 the Company’s analysis was incomplete and a provisional estimate was not recorded. In the current period the Company recorded a provisional benefit of $39 million based on its intent to fully expense all qualifying expenses. This resulted in a decrease of approximately $39 million to the Company's current income taxes payable and a corresponding increase in its net deferred tax liabilities. The income tax effects for this change in law require further analysis due to the volume of data required to complete the calculations.

Due to anticipated future guidance to be issued by the IRS, interpretation of the changes in tax law and analysis of the information required to complete the calculations, the amounts recorded as a result of the Tax Act in the period are provisional and subject to material changes. The Company will continue to analyze the Tax Act’s impact on its combined financial statements and adjust the provisional amounts recorded as our analysis is completed, no later than December 2018. There are no income tax effects for which the Company cannot determine a provisional estimate to be included in the financial statements.

The provision (benefit) for taxes were as follows:

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
U.S. Federal Taxes:
Current	$16	$(15)	$54	$12
Deferred	(38)	35	(12)	(31)

State Taxes:
Current	3	—	9	2
Deferred	10	3	(2)	(5)
Total income tax (benefit) expense	$(9)	$23	$49	$(22)

USPS’s effective tax rate was (5)%, 39%, 38% and (43)% for fiscal 2018, the five months ended March 31, 2017, fiscal 2016 and fiscal 2015, respectively. USPS’s effective tax rate for fiscal 2018 generally differs from the U.S. federal statutory rate primarily due to the remeasurement of deferred tax assets and liabilities as a result of the Tax Act. The differences between the U.S. federal statutory income tax rate and USPS’s effective tax rate were as follows:

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Years Ended
	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
U.S. federal statutory rate	32%	35%	35%	(35)%
State income taxes	4%	4%	4%	(4)%
Non-deductible transaction costs	4%	—%	—%	—%
Research & development credit	—%	(1)%	(1)%	(6)%
Impact of U.S. Tax Reform	(44)%	—%	—%	—%
Other items, net	(1)%	1%	—%	2%
Effective tax rate	(5)%	39%	38%	(43)%

Unrecognized Tax Benefits

The following table summarizes the activity related to the Company’s uncertain tax benefits (excluding interest and penalties and related tax attributes):

	Successor	Predecessor
	As of	As of
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Balance at beginning of year	$8	$7	$7	$6
Increase for current year tax positions	—	1	—	1
Balance at end of year	$8	$8	$7	$7

Up to $8 million, $8 million, $7 million and $7 million of USPS’s unrecognized tax benefits as of March 31, 2018, March 31, 2017, October 31, 2016 and October 31, 2015 respectively, would affect USPS’s effective tax rate if realized.

The Company recognizes interest accrued related to uncertain tax positions and penalties as a component of income tax expense. USPS had an immaterial amount of accrued interest or penalties as of March 31, 2018 and March 31, 2017.

For the periods presented, the unrecognized tax benefits reflected in the combined financial statements have been determined using the separate return method. Parent engages in continuous discussion and negotiation with taxing authorities regarding tax matters in various jurisdictions. The Company is subject to income tax in the U.S. at the federal and state level and is subject to routine corporate income tax audits in these jurisdictions. The IRS is conducting an audit of Parent’s 2008 to 2016 federal income tax returns and thus these years remain open. With respect to major state tax jurisdictions, Parent is no longer subject to tax authority examination for years prior to 2005. The Company believes the outcome that is reasonably possible within the next 12 months may result in a reduction in liability for uncertain tax positions of $6 million, excluding interest and penalties. In connection with the Spin-Off, DXC will indemnify Perspecta for all uncertain tax position liabilities related to periods prior to the Spin-Off.

USPS believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal and state tax audits. USPS regularly assesses the likely outcomes of these audits in order to determine the appropriateness of unrecognized tax benefits. USPS adjusts its unrecognized tax benefits to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and Parent may not accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the provision (benefit) for taxes in the combined statements of operations and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

Deferred Income Taxes

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. For purposes of the combined balance sheets, deferred tax balances and tax carryforwards and credits have been recorded under the separate return method.

The significant components of deferred tax assets and deferred tax liabilities were as follows:

	Successor		Predecessor
	As of		As of
	March 31, 2018		March 31, 2017
(in millions)	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Fixed assets	$—	$(12)	$—	$(3)
Employee and retiree benefits	1	—	5	—
Restructuring	2	—	—	—
Loss and credit carryovers	—	—	2	—
Capital lease obligation	41	—	—	—
Purchased intangible assets	—	(224)	—	(1)
Deferred service revenue	16	—	38	—
Deferred service cost	—	(4)	—	(9)
Other receivables	—	(4)	—	—
Accrued liabilities	8	—	8	—
Gross deferred tax assets and liabilities	68	(244)	53	(13)
Valuation allowance	—	—	—	—
Net deferred tax assets and liabilities	$68	$(244)	$53	$(13)

The Company has state net operating loss carryforwards of $2 million for the five months ended March 31, 2017 with an expiration date of 2037. The Company has no state net operating loss carryforwards for fiscal 2018. The Company has no U.S. Federal net operating loss carryforwards available at March 31, 2018 and March 31, 2017.

Income tax related assets and liabilities are included in the accompanying combined balance sheets as follows:

	Successor	Predecessor
	As of	As of
(in millions)	March 31, 2018	March 31, 2017
Non-current deferred tax assets	$—	$40
Non-current deferred liabilities	$(176)	$—
Non-current liability for unrecognized tax benefits	$(8)	$(8)

The non-current liability for unrecognized tax benefits is included in Other long-term liabilities in the combined balance sheets.

Note 8 - Balance Sheet Details

Balance sheet details were as follows:

Receivables

	Successor	Predecessor
	As of	As of
(in millions)	March 31, 2018	March 31, 2017
Billed trade receivables	$135	$195
Unbilled receivables	219	196
	354	391
Allowance for doubtful accounts	—	—
Receivables, net of allowance for doubtful accounts	$354	$391

Property and Equipment

	Successor	Predecessor
	As of	As of
(in millions)	March 31, 2018	March 31, 2017
Property and equipment — gross:
Land, buildings and leasehold improvements	$72	$339
Computers and related equipment	283	449
Furniture and other equipment	1	54
	356	842
Accumulated depreciation	(66)	(373)
Property and equipment — net	$290	$469

The gross property and equipment and accumulated depreciation presented in the above table include property under capital leases and the related accumulated amortization, respectively. Property under capital leases is comprised primarily of computers and related equipment. Capital lease assets included in property and equipment in the combined balance sheets were $274 million and $442 million as of March 31, 2018 and March 31, 2017, respectively. Accumulated depreciation on the property under capital leases was $57 million and $149 million as of March 31, 2018 and March 31, 2017, respectively.

Depreciation expense for property and equipment, excluding capital lease assets was $12 million, of which $3 million relates to allocated depreciation expense for shared corporate assets for Fiscal 2018. Depreciation expense for property and equipment, excluding capital lease assets was $6 million, $14 million and $17 million for the five months ended March 31, 2017, fiscal 2016 and fiscal 2015, respectively.

Depreciation expense for capital lease assets was $57 million, $62 million, $153 million and $136 million for fiscal 2018, the five months ended March 31, 2017, fiscal 2016 and fiscal 2015, respectively.

Other Assets

	Successor	Predecessor
	As of	As of
(in millions)	March 31, 2018	March 31, 2017
Deferred contracts costs - long term and other	$10	$1
Prepaid expenses - long term	11	25
Total other assets	$21	$26

Accrued Expenses and Other Current Liabilities

	Successor	Predecessor
	As of	As of
(in millions)	March 31, 2018	March 31, 2017
Accrued liabilities for customer program	$137	$94
Litigation liabilities	17	14
Other	26	24
Total accrued expenses and other current liabilities	$180	$132

Note 9 - Intangible Assets

Intangible assets were as follows:

	Successor
	As of March 31, 2018
(in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Software	$75	$28	$47
Program Assets	900	69	831
Outsourcing contract costs	20	1	19
Total intangible assets	$995	$98	$897

	Predecessor
	As of March 31, 2017
(in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Software	$27	$24	$3
Program Assets	11	10	1
Outsourcing contract costs	49	26	23
Total intangible assets	$87	$60	$27

Amortization expense for fiscal 2018, the five months ended March 31, 2017, fiscal 2016 and fiscal 2015 was $98 million, $5 million, $58 million and $61 million, respectively.

The increase in net and gross carrying value during fiscal 2018 was primarily due to the Merger (see Note 2 - “Acquisition”).

Estimated future amortization related to intangible assets as of March 31, 2018 is as follows:

Fiscal Year	(in millions)
2019	$92
2020	92
2021	83
2022	74
2023	72
Thereafter	484
Total future amortization	$897

Note 10 - Goodwill

The following tables summarize the changes in the carrying amount of goodwill, by segment, for the fiscal 2018.

Fiscal Year Activity (in millions)	Defense and Intelligence	Civilian and Health Care	Total
Balance as of March 31, 2017	$—	$—	$—
Additions	977	1,045	2,022
Balance as of March 31, 2018	$977	$1,045	$2,022

The additions to goodwill during fiscal 2018 were due to the HPES Merger described in Note 2 - "Acquisition."

Goodwill Impairment Analysis

The Company tests goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, and between annual tests if circumstances change, or if an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company’s annual goodwill impairment analysis, which was performed qualitatively as of the assessment date, did not result in an impairment charge. This qualitative analysis, which is commonly referred to as step zero under ASC Topic 350, "Goodwill and Other Intangible Assets," considered all relevant factors specific to the reporting units, including macroeconomic conditions; industry and market considerations; overall financial performance and relevant entity-specific events.

Note 11 - Capital Lease Obligations

Capital lease obligations primarily consist of contractual arrangements with Parent’s wholly-owned subsidiary,
HPE Financial Services. As of March 31, 2018, future minimum lease payments required to be made under capital leases were as follows:

Fiscal Year	(in millions)
2019	$172
2020	84
2021	46
2022	22
2023	4
Total Minimum Lease payments	328
Less: Amount representing interest and executory costs	24
Present Value of net minimum lease payments	304
Less: Current maturities of capital lease obligations	160
Long term capitalized lease liabilities	$144

Note 12 - Related Party Transactions and Parent Company Investment

Allocation of Corporate Expenses

The combined statements of operations include an allocation of general corporate expenses from Parent for certain management and support functions which are provided on a centralized basis within Parent. These management and support functions include, but are not limited to, executive management, finance, legal, IT, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. These allocations were $158 million, $58 million, $152 million and $169 million in fiscal 2018, the five months ended March 31, 2017, fiscal 2016 and fiscal 2015, respectively, and they are recorded within costs of services and selling, general and administrative in the combined statements of operations.

Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, USPS. These allocations may not, however, reflect the expense USPS would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if USPS had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as IT and infrastructure.

Parent Company Investment

Parent company investment on the combined balance sheets and statements of equity represents Parent’s historical investment in USPS, the net effect of transactions with and allocations from Parent and USPS’s accumulated earnings.

Transfers (to) from Parent, net

Transfers (to) from Parent, net are included within Parent company investment. The components of the Transfers (to) from Parent, net on the combined statements of changes in equity for all periods presented were as follows:

	Successor	Predecessor
	Fiscal Year Ended	Five Months Ended	Fiscal Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Cash pooling and general financing activities	$(506)	$(1)	$(512)	$(138)
Corporate Allocations	158	58	152	169
Income taxes	19	(15)	63	14
Transfers (to) from parent, net per Combined Statements of Changes in Equity	$(329)	$42	$(297)	$45

Note 13 - Litigation and Contingencies

The Company is involved in various lawsuits, claims, investigations and proceedings including those consisting of intellectual property, commercial, employment, employee benefits and environmental matters, which arise in the ordinary course of business. The Separation and Distribution Agreement (the "SDA") includes provisions that allocate liability and financial responsibility for litigation involving DXC and the Company, collectively the parties, as well as providing for cross-indemnification of the parties against liabilities to one party arising out of liabilities allocated to the other party. In addition, as part of the SDA, DXC and the Company have agreed to cooperate with each other in managing litigation that relates to both parties’ businesses. The SDA also contains provisions that allocate liability and financial responsibility for such litigation relating to both parties’ businesses. The Company records a liability when it believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. The Company reviews these matters at least quarterly and adjusts these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. Litigation is inherently unpredictable. However, the Company believes it has valid defenses with respect to legal matters pending against it. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. The Company believes it has recorded adequate provisions for any such matters and, as of March 31, 2018, March 31, 2017, October 31, 2016 and October 31, 2015, it was not reasonably possible that a material loss had been incurred in connection with such matters in excess of the amounts recognized in its financial statements.

Litigation, Proceedings and Investigations

State of Michigan v. HP Enterprise Services, LLC: In 2005, the State of Michigan (“MI”) entered into a contract with Electronic Data Systems Corp. (later renamed HP Enterprise Services, LLC, now known as Enterprise Services LLC (“ES LLC”)) for the purpose of designing, developing, and implementing an enterprise application for the MI Department of State (MI’s Department of Motor Vehicles). On August 28, 2015, MI sent a letter notifying ES LLC that the contract had been terminated for cause. The key disagreement between the parties related to the apportionment of responsibility for missed project milestones (and MI’s effort to put all of the blame for delays on ES LLC) and the value of the deliverables that MI had accepted as of the date of the termination. On September 18, 2015, MI filed a complaint against ES LLC in Michigan state court seeking $11 million in liquidated damages, the state’s costs of re-procuring and completing the project, and injunctive relief. The parties executed a Settlement Agreement on March 28, 2017, pursuant to which the termination for cause was converted to a termination for convenience and ES agreed to pay MI $9.5 million and to provide MI with a $3.5 million credit on future work. A stipulation of dismissal was entered by the court dismissing the MI state action on April 25, 2017.

Washington, D.C. Navy Yard Litigation: In December 2013, a wrongful death action was filed in U.S. District Court for the Middle District of Florida against HP Enterprise Services, LLC and others in connection with the September 2013 Washington, D.C. Navy Yard shooting that resulted in the deaths of 12 individuals. The perpetrator was an employee of The Experts, ES LLC’s now terminated subcontractor on ES LLC’s IT services contract with the U.S. Navy (a contract served by USPS). A total of 15 lawsuits arising out of the shooting have been filed. All have been consolidated in the U.S. District Court for the District of Columbia. ES LLC filed motions to dismiss, which the Court has granted in part and denied in part. Fact discovery is closed. In June 2018, the parties reached an agreement on a confidential full and final settlement of all claims by all plaintiffs to be memorialized in a formal settlement agreement. The settlement agreement is subject to approval by the Court. Perspecta cannot provide assurance that a formal settlement agreement will be reached by the parties or that the Court will approve such agreement. If a formal settlement agreement is not reached, or if such settlement is not approved by the Court, the plaintiffs’ claims will be litigated and subject to motions practice (i.e., summary judgment briefing) and possible resumption of discovery.

Forsyth, et al. v. HP Inc. and Hewlett Packard Enterprise: This purported class and collective action was filed on August 18, 2016 in the U.S. District Court for the Northern District of California, against HP and HPE (together, the “Defendants”) alleging violations of the Federal Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act, California public policy and the California Business and Professions Code. Former businesses of HPE, including USPS, will be proportionately liable for any recovery by plaintiffs in this matter. Plaintiffs seek to certify a nationwide class action under the ADEA comprised of all U.S. residents employed by defendants who had their employment terminated pursuant to a work force reduction (“WFR”) plan on or after December 9, 2014 (deferral states) and April 8, 2015 (non-deferral states), and who were 40 years of age or older at the time of termination. Plaintiffs also seek to represent a Rule 23 class under California law comprised of all persons 40 years or older employed by the Defendants in the state of California and terminated pursuant to a WFR plan on or after August 18, 2012. On January 30, 2017, the Defendants filed a partial motion to dismiss and a motion to compel arbitration of claims by opt-in plaintiffs who signed releases as part of their WFR packages. On September 20, 2017, the Court denied the partial motion to dismiss without prejudice, but granted the Defendants’ motions to compel individual arbitration. Accordingly, the Court stayed the entire action pending arbitration, and administratively closed the case. The Court reaffirmed the stay of litigation on February 6, 2018. On December 21, 2017, Defendants filed a motion to enjoin class arbitration, which the Court denied on February 6, 2018. Defendants subsequently sought and obtained leave of Court to file a motion for reconsideration arguing that collective arbitration is not permitted under the relevant employee agreements. The Court denied the motion on April 17, 2018, ruling that interpretation of the employee agreements is an issue delegated to the arbitrator. The American Arbitration Association, which was designated to manage the arbitration, has selected an arbitrator to handle a collective arbitration in San Francisco, California.

In addition to the matters noted above, the Company is currently subject in the normal course of business to various claims and contingencies arising from, among other things, disputes with customers, vendors, employees, contract counterparties and other parties, as well as securities matters, environmental matters, matters concerning the licensing and use of intellectual property, and inquiries and investigations by regulatory authorities and government agencies. Some of these disputes involve or may involve litigation. The combined financial statements reflect the treatment of claims and contingencies based on management’s view of the expected outcome. The Company consults with outside legal counsel on issues related to litigation and regulatory compliance and seeks input from other experts and advisors with respect to matters in the ordinary course of business. Although the outcome of these and other matters cannot be predicted with certainty, and the impact of the final resolution of these and other matters on the Company’s results of operations in a particular subsequent reporting period could be material and adverse, management does not believe based on information currently available to the Company, that the resolution of any of the matters currently pending against the Company will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due. Unless otherwise noted, the Company is unable to determine at this time a reasonable estimate of a possible loss or range of losses associated with the foregoing disclosed contingent matters.

Note 14 - Guarantees and Indemnifications

Guarantees

In the ordinary course of business, USPS may issue performance guarantees to certain of its clients, customers and other parties pursuant to which USPS has guaranteed the performance obligations of third parties. Some of those guarantees may be backed by standby letters of credit or surety bonds. In general, USPS would be obligated to perform over the term of the guarantee in the event a specified triggering event occurs as defined by the guarantee. USPS believes the likelihood of having to perform under a material guarantee is remote.

USPS has entered into service contracts with certain of its clients that are supported by financing arrangements. If a service contract is terminated as a result of USPS’s non-performance under the contract or failure to comply with the terms of the financing arrangement, USPS could, under certain circumstances, be required to acquire certain assets related to the service contract. USPS believes the likelihood of having to acquire a material amount of assets under these arrangements is remote.

Indemnifications

In the ordinary course of business, USPS enters into contractual arrangements under which USPS may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of USPS or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. USPS also provides indemnifications to certain vendors and customers against claims of intellectual property infringement made by third parties arising from the use by such vendors and customers of USPS’s software products and services and certain other matters. Some indemnifications may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Note 15 - Commitments

Lease Commitments

USPS leases certain real and personal property under non-cancelable operating leases. Certain leases require USPS to pay property taxes, insurance and routine maintenance and include renewal options and escalation clauses. Rent expense was approximately $44 million, $15 million, $29 million and $37 million in fiscal 2018, the five months ended March 31, 2017, fiscal 2016 and fiscal 2015, respectively.

As of March 31, 2018, future minimum operating lease commitments were as follows:

Fiscal Year	(in millions)
2019	$38
2020	28
2021	13
2022	5
2023	5
Thereafter	12
Total	$101

Note 16 - Subsequent Events

Completion of the Separation and Mergers

As previously disclosed, on May 31, 2018, DXC completed the Spin-Off of USPS. To effect the separation, DXC distributed all of the shares of Perspecta common stock on a pro rata basis to DXC stockholders of record as of May 25, 2018. Prior to the Distribution, Perspecta paid approximately $984 million in cash to DXC. In the Distribution, DXC stockholders received one share of Perspecta Common Stock for every two shares of DXC common stock held at the close of business on May 25, 2018. Perspecta's common stock began regular-way trading under the symbol "PRSP" on the New York Stock Exchange on June 1, 2018. Additionally, immediately following the Distribution of Perspecta shares to DXC shareholders, Perspecta completed its combination with Vencore HC and KGS HC for purchase consideration of approximately $400 million and Vencore HC and KGS HC merged with Perspecta. The separation of USPS from DXC and the related Mergers were structured as a “Reverse Morris Trust” transaction that is designed to be tax free to DXC and its shareholders. In the Mergers, Perspecta issued 18,877,244 shares of Perspecta Common Stock to the Vencore Stockholder and 4,396,097 shares of Perspecta Common stock to KGS Holding LLC (the "KeyPoint Stockholder"), representing in the aggregate approximately 14% of the outstanding shares of Perspecta Common Stock immediately following the Mergers.

As a result of the Spin-Off, each outstanding DXC stock option, RSU (including dividend equivalents) and PSU held by the Company’s employees and non-employee directors were converted into an equivalent award of Perspecta.

Beginning with Perspecta's Quarterly Report on Form 10-Q for the quarter ending June 30, 2018, Perspecta will report on a consolidated basis representing the combined operations of USPS, Vencore HC and KGS HC and their respective subsidiaries. Because Perspecta was deemed the accounting acquirer in this combination under GAAP, the historical financial statements of USPS will be reflected in Perspecta's future quarterly and annual reports. Due to the close proximity in timing of the Merger and Perspecta's filing of this Annual Report on Form 10-K for the fiscal year ended March 31, 2018, the valuation report is not yet available, and the initial accounting for the business combination is incomplete; therefore, the Company is unable to disclose certain information required by ASC 805 "Business Combinations." The Company plans to provide preliminary purchase price allocation information in Perspecta's Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Entering into Financing Arrangements

On May 25, 2018, Perspecta arranged $3.1 billion of secured credit facilities, including $2.5 billion in term loan facilities and $600 million in revolving credit facilities, of which only $50 million was initially drawn. This will fund a $984 million cash distribution to DXC, as well as $400 million for the cash consideration portion to funds controlled by Veritas Capital, transaction costs, and refinancing of existing Vencore HC and KGS HC debt. Approximately $550 million of available credit remains undrawn under a newly established $600 million revolving credit facility.

Accounts Receivable Purchase Agreement

On May 31, 2018, in connection with the Spin-Off of USPS, Perspecta entered into a guaranty made in favor of MUFG Bank, Ltd., that guarantees the obligations of ES LLC, a wholly-owned subsidiary of Perspecta, under the Purchase Agreement, dated as of July 14, 2017 with certain financial institutions (as amended, the "Purchase Agreement"). The Purchase Agreement established a federal government obligor receivables purchase facility. Concurrently, Parent entered into a guaranty made in favor of the Financial Institutions, that guarantees the obligations of the sellers and servicers of receivables under the Purchase Agreement. The guaranty does not cover any credit losses under the receivables. In connection with the previously announced Spin-Off of USPS, In accordance with the terms of the Purchase Agreement, on January 23, 2018, the Purchase Agreement was amended to increase the facility limit from $200 million to $300 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions. On May 31, 2018, the Purchase Agreement was amended to increase the facility limit from $300 million to $450 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions.

Quarterly Cash Dividend and Perspecta Share Repurchase Program

On June 1, 2018, Perspecta’s Board of Directors approved and declared a regular quarterly cash dividend of $0.05 per share on Perspecta’s common stock. The first quarterly dividend will be paid on July 17, 2018 to Perspecta stockholders of record at the close of business on June 11, 2018. This dividend is in addition to the dividend payable to DXC Technology stockholders announced on May 24, 2018.

On June 1, 2018, Perspecta’s Board of Directors authorized up to $400 million for future repurchases of outstanding shares of its common stock. Repurchases may be made at the Company’s discretion from time to time on the open market depending on market conditions. The repurchase program has no time limit, does not obligate the Company to make any repurchases and may be suspended for periods or discontinued at any time.

Note 17 - Segment Information

USPS was a single reportable segment of DXC through May 31, 2018. As a result of the Spin-Off and Mergers on that date, during the first quarter of fiscal year 2019, Perspecta's management reevaluated its operating segments and segment reporting, and determined that the Company's chief operating decision maker, the chief executive officer, evaluates Perspecta's combined operations based on two reportable segments: (1) Defense and Intelligence and (2) Civilian and Health Care. Management believes that these changes provide investors with a more precise view of field operations and corporate costs and accurately align with the chief operating decision maker's view of the business. Perspecta's new reportable segments and their respective operations are defined as follows:

Defense and Intelligence

Through its Defense and Intelligence business, Perspecta provides cybersecurity, data analytics, digital transformation, information technology modernization, and agile software development, as well as technology to support intelligence, surveillance, and reconnaissance services to the Department of Defense ("DoD"), intelligence community, branches of the U.S. Armed Forces and other DoD Agencies.

Key competitive differentiators for the Defense and Intelligence segment include global scale, solution objectivity, depth of industry expertise, strong partnerships, vendor and product independence and end-to-end solutions and capabilities. Evolving business demands such as globalization, fast-developing economies, government regulation and growing concerns around risk, security, and compliance drive demand for these offerings.

Civilian and Health Care

Through its Civilian and Health Care business, Perspecta provides enterprise IT transformation and modernization, application development and modernization, enterprise security, risk decision support, operations and sustainment, systems engineering, applied research, cyber services, and cloud transformation to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies.

In the following tables, certain corporate activity is reported separately to reconcile the Company's segment information to the Combined Statements of Operations. The accounting policies of the reportable segments are the same as those described herein in Note 1 - "Overview and Basis of Presentation."

Segment Measures

The following tables summarize operating results regularly provided to the chief operating decision maker by reportable segment and a reconciliation of those reporting results to the Combined Statements of Operations for the relevant periods:

Revenue

Our revenue by reportable segment is as follows:

	Successor	Predecessor
	Year Ended	Five Months Ended	Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Defense and Intelligence	$1,416	$488	$1,153	$1,167
Civilian and Health Care	1,403	585	1,579	1,418
Total revenue	$2,819	$1,073	$2,732	$2,585

Segment Profit

Our segment profit by reportable segment is as follows:

	Successor	Predecessor
	Year Ended	Five Months Ended	Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Defense and Intelligence	$132	$35	$51	$25
Civilian and Health Care	189	75	183	48
Total segment profit	$321	$110	$234	$73

Total Assets by Segment

Management does not use total assets by segment to evaluate segment performance or allocate resources. As a result, assets are not tracked by segment and therefore, total assets by segment is not disclosed.

Reconciliation of Reportable Segment Profit to the Consolidated Statement of Operations

The Company's management uses segment profit as the measure for assessing performance of its segments. Segment profit is defined as segment revenue less segment cost of services, selling, general and administrative, and depreciation and amortization. The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, stock-based compensation expense, pension and other post-employment benefits ("OPEB"), net periodic pension cost, restructuring costs, transaction and integration-related costs.

	Successor	Predecessor
	Year Ended	Five Months Ended	Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Segment profit	$321	$110	$234	$73
Less:
Interest income	—	—	(5)	(4)
Interest expense	12	10	36	33
Restructuring costs	14	—	20	22
Pension and OPEB actuarial and settlement gains	—	—	—	27
Stock based compensation	6	7	20	23
Litigation settlement charges	—	—	—	(5)
Transaction and integration-related costs	90	34	34	28
Income before taxes	$199	$59	$129	$(51)

Depreciation and Amortization

Our depreciation and amortization expense by reportable segment is as follows:

	Successor	Predecessor
	Year Ended	Five Months Ended	Years Ended
(in millions)	March 31, 2018	March 31, 2017	October 31, 2016	October 31, 2015
Defense and Intelligence	$70	$34	$95	$97
Civilian and Health Care	97	39	130	117
Total depreciation and amortization	$167	$73	$225	$214